Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between Clifton Rutledge (the “Executive”) and Bojangles’ Restaurants, Inc. (the “Company”). The Executive and the Company shall be referred to individually as a “Party” and collectively as “Parties”.

WHEREAS, the Company and the Executive are parties to an Amended & Restated Employment Agreement entered into on December 18, 2014, and amended on November 1, 2016 (the “Employment Agreement”). All capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement; and

WHEREAS, the Executive’s employment with the Company has ceased on March 5, 2018 (the “Termination Date”), prior to the execution hereof; and

WHEREAS, the Company has agreed to pay the Executive certain amounts in connection with the cessation of his employment, subject to his execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Termination; Consideration.

1.1.    The Parties acknowledge and agree that the Executive’s employment, and his service in any officer or director position, with the Company, the Parent and their Affiliates ceased on the Termination Date. In accordance with Section 15 of the Employment Agreement, Executive hereby confirms his resignation as an officer and/or member of the board of directors of the Company, the Parent and any of their Affiliates, and as a fiduciary of any Company benefit plan, as of the Termination Date.

1.2.    The Parties acknowledge that the Company is obligated to pay the Accrued Benefits, as described in Section 12(a)(i) of the Employment Agreement, to the Executive, irrespective of whether the Executive executes this Release. For avoidance of doubt, the Accrued Benefits will include a total payment of $43,846 (less required withholdings) in respect of accrued but unused vacation and personnel days.

1.3.    In connection with the termination of the Executive’s employment, and in consideration of the Executive’s execution of this Release and such Release becoming irrevocable in accordance with its terms, the Company will make the payments described in Paragraph 2 below.

1.4.    The Executive acknowledges that, except as otherwise provided specifically in this Release (including Paragraph 1.2 hereto), the Company, the Parent and their Affiliates do not and will not have any other liability or obligation to the Executive. The Executive further acknowledges that, in the absence of his execution of this Release, the payments specified in Paragraph 2 below would not otherwise be payable.

2.    Severance Payments and Benefits. In lieu of the payments described in Section 12(a)(ii) of the Employment Agreement and in consideration for his execution of this Release, the Executive will be entitled to the payments, rights and benefits described in this Section 2.

2.1.    Salary Continuation. The Company will continue the Executive’s Base Salary (as in effect immediately prior to the Termination Date, i.e., $600,000 per annum) for a period of eighteen (18) months following the Termination Date. The total amount of such salary continuation payments will be $900,000 (less requirement withholdings). Such salary continuation will be paid in accordance with the Company’s regular payroll practices; provided that, subject to Section 19(h)(ii) of the Employment Agreement, the first payment pursuant to this paragraph will be made on the regularly scheduled payroll date next following the sixtieth (60th) day after the Termination Date and will include payment of any amounts that would otherwise have been paid between the Termination Date and that date.

2.2.     Equity Awards.

2.2.1.    Any unvested stock options and restricted stock units held by the Executive immediately prior to the Termination Date and that were otherwise scheduled to vest within twelve months following the Termination Date will be deemed vested as of the Termination Date. This will result in the vesting of additional stock options with respect to 147,698 shares and 12,812 additional restricted stock units. These equity awards are listed on the attached Exhibit A.

2.2.2.    All the vested stock options held by Executive as of the Termination Date, including the stock options vesting pursuant to Paragraph 2.2.1 above, will (notwithstanding anything in any other agreement governing such awards) remain exercisable until the earliest of: (a) the first anniversary of the Termination Date, or (b) the expiration of the original term of the stock option, or (c) any accelerated expiration date contemplated by the Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan in connection with a change in control or similar event or transaction.

2.3.    COBRA. The Company will waive the applicable premium for COBRA continuation coverage for the Executive and his eligible dependents under the Company’s group health plans for 12 months following the last day of the month in which the Termination Date occurs.

2.4.    Legal Fees. The Company will pay Mr. Rutledge’s reasonable legal fees incurred in connection with the documentation of this Agreement, up to a maximum of $8,000, within 30 days following his presentation of invoices evidencing those fees; provided that such invoices are submitted to the Company within 60 days following the Termination Date.

3.    Release; and Covenant Not to Sue.

3.1.    In exchange for the good and valuable consideration contained in this Release, the Executive hereby fully and forever releases and discharges the Company, the Parent and their Affiliates, and each of their predecessors and successors, assigns, stockholders, officers, directors, trustees, employees, agents and attorneys, past and present (each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, suits, actions, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, or whether asserted or unasserted, which Executive now has, or hereafter can, shall or may have, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever arising or occurring through the date of this Release (each, a “Claim”, and collectively, “Claims”), including, but not limited to, any Claim arising out of the Executive’s employment by the Company or the termination thereof, any Claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA”), the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for attorneys’ fees, and any other Claim under any other federal, state, local or foreign statute, ordinance, regulation, or under any contract, tort or common law theory. The foregoing will not be deemed to release the Company from Claims solely to enforce this Release. Notwithstanding the foregoing, Executive is not releasing any Claims hereunder with respect to (a) Executive’s right to be indemnified pursuant to the Company’s applicable governing documents, or Executive’s right to coverage under any applicable directors’ and officers’ liability insurance policies, (b) the Accrued Benefits, (c) any rights that Executive has to vested equity awards as of his Termination Date, (d) his rights as a stockholder of the Parent, or (e) any rights which arise after the date on which Executive countersigns this Release with respect to matters that occurred after such date or which cannot be released by private agreement.

4.    Covenant Not to Sue. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any Claim against a Released Person. The Executive further promises not to initiate a lawsuit or to bring any other Claim against a Released Person arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. Notwithstanding anything herein to the contrary, this Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) (or similar state agency) or participating in any investigation conducted by the EEOC (or similar state agency); provided, however, that any claim by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

5.    Non-Disparagement.

As material consideration for the Company’s promises and agreements in this Release, Executive acknowledges and agrees that, except as required by applicable law, or compelled through valid legal process, subpoena or court order, he will not, directly or indirectly, either orally, in writing or otherwise, make any derogatory or disparaging statements about Company, the Parent or their Affiliates, or their officers, directors, products, services, business, business practices or employment practices, or take any action that could reasonably be expected to harm the reputation of the Company, the Parent or their Affiliates, or their officers or directors.

As material consideration for Executive’s promises and agreements in this Release, Company acknowledges and agrees that, except as required by applicable law, or compelled through valid legal process, subpoena, or court order, the Company will not (through its officers, directors and authorized spokespersons), and will cause its Parent and Bojangles’ International, LLC (the “Franchisor”) not to (through their officers, directors, and authorized spokespersons), directly or indirectly, either orally, in writing or otherwise, make any derogatory or disparaging statements about Executive or take any other action that could reasonably be expected to harm the reputation of Executive.

6.    Acknowledgments. The Executive acknowledges and affirms his obligations under the following sections of the Employment Agreement: Section 14 (Return of Company Property), Section 15 (Resignation as Officer or Director), Section 16 (Confidentiality; Non-Solicitation; Non-Competition), and Section 17 (Cooperation). The Company acknowledges and affirms its obligations in Section 16 (Cooperation) of the Employment Agreement, and Paragraphs 1.2 and 5 herein. Both Parties acknowledge that the obligations set forth in Sections 14 through 17 of the Employment Agreement shall continue to be subject to the interpretive and enforcement provisions contained in Sections 18 and 19 of the Employment Agreement, provided that the reference in Section 18 of the Employment Agreement to “Section 12(a)(ii)” shall be deemed to instead refer to Paragraph 2 of this Release.

7.    Rescission Right. The Executive expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) if applicable and required under the ADEA, he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) if applicable and required under the ADEA, he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. If applicable and required under the ADEA, the Executive may revoke this Release during those seven (7) days by providing written notice of revocation to

Bojangles’ Restaurants, Inc., 9423 Southern Pine Boulevard, Charlotte, NC 28273, Attention: General Counsel. If the Executive does not revoke this Release within the seven (7) day revocation period provided for under the ADEA, the Release shall become effective on the eighth (8th) day following the Executive’s execution of the Release.

8.    Notice. Nothing in this Release shall (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

9.    Miscellaneous.

9.1.    Tax Withholding; 409A. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law and subject to Section 19(h) of the Employment Agreement.

9.2.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by either Party. There have been no such violations, and each Party specifically denies any such violations, respectively.

9.3.    No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future unless specifically approached by current Company management or the Company’s or its subsidiaries or Affiliates’ boards of directors regarding re-employment or re-hiring at a future date.

9.4.    Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, assigns, subsidiaries, Affiliates, executors, administrators and heirs. For avoidance of doubt, each Released Person is an intended third party beneficiary of this Release.

9.5.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

9.6.    Entire Agreement; Amendments The Parties agree that this Release contains their entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the Parties hereto.

9.7.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of North Carolina without regard to the application of the principles of conflicts of laws.

9.8.    Execution Date; Counterparts and Facsimiles. This Release may not be signed by the Executive prior to the Termination Date. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, on the date(s) below written.

BOJANGLES’ RESTAURANTS, INC.

By:	/s/ M. John Jordan
Name:	M. John Jordan
Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date:	March 5, 2018

CLIFTON RUTLEDGE

/s/ Clifton Rutledge

Date:	March 5, 2018

Exhibit A

Accelerated Equity Award Vesting

Rutledge Stock Options

Grant Date	Previously Vested Stock Options	Stock Options Vesting per Separation Agreement	Exercise Price
6/8/17	0	16,875	$17.10
6/8/16	8,750	8,750	$18.05
2/7/14	488,292	122,073	$8.42
2/7/14	203,574	N/A	$8.42
Total	700,616	147,698

Rutledge RSUs

Grant Date	Previously Vested RSUs	RSUs Vesting per Separation Agreement
6/8/17	0	8,437
6/8/16	4,375 (less 1,442 for tax net settlement) = 2,933*	4,375
Total	* 2,933 these shares are already in Mr. Rutledge’s personal account	12,812